UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2010
CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	001-34693 (Commission File Number)	27-1200777 (I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 216 Palm Beach, Florida (Address of principal executive offices)	33480 (Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On November 3, 2010, a wholly owned subsidiary of Chatham Lodging Trust (the “Company”) completed the acquisition of the 145-suite Homewood Suites by Hilton® in Carlsbad, California (the “Carlsbad Hotel”) for a total cash purchase price of $32.0 million, plus customary pro-rated amounts and closing costs. The Carlsbad Hotel was purchased from Royal Hospitality Washington, LLC and Lee Estates, LLC. The Carlsbad Hotel will be managed by Island Hospitality Management (“Island”) pursuant to a management agreement between a taxable real estate investment trust subsidiary of the Company (“TRS”) and Island. The Company funded the purchase price for the Carlsbad Hotel from borrowings under its secured revolving credit facility.
The management agreement with Island provides for base management fees equal to 3% of the managed hotel’s gross room revenue. The initial term of the management agreement is five years and will renew automatically for two successive five-year terms unless terminated by the TRS or Island by written notice to the other party no later than 90 days prior to the term’s expiration. The management agreements may be terminated for cause, including the failure of the managed hotel operating performance to meet specified levels.
A copy of the press release announcing the completion of the acquisition of the Carlsbad Hotel is filed as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
99.1	Press release dated November 3, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST
Date: November 5, 2010	By:	/s/ Dennis M. Craven
Dennis M. Craven
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated November 3, 2010